POWER AMERICAS MINERALS CORP

Suite 1400, 1111 West Georgia Street,

Vancouver, BC V6E 4M3

PRIVATE AND STRICTLY CONFIDENTIAL

February 28, 2017

Red Metal Resources Corp

1158 Russel Street, Unit D

Thunder Bay, ON P7B 5N2

Attention: Caitlin Jeffs

Dear Caitlin,

Re:

Acquisition of a 100% interest in the Farellon, Perth and Mateo Properties (the “Properties”) from Red Metal Resources Corp. (the “Vendor)

This letter of intent (“Letter of Intent”) is intended to set out our mutual understanding of the basic terms and conditions upon which Power Americas Minerals Corp. (“Power Americas”) will acquire a 100% interest in Red Metal’s Farellon Property as defined in Schedule “A” (the “First Option”), a 100% interest in Red Metal’s Perth Property, as defined in Schedule “B” (the “Second Option”), and a 100% interest in  Red Metal’s Mateo Property as defined in Schedule “C” (the “Third Option”) in exchange for an aggregate consideration of i) 25,000,000 common shares in the capital of Power Americas; and ii) a one-time payment of US$250,000. The First, Second and Third Option are hereinafter collectively referred to as the “Option”.

Two of the Farellon mining claims are under option from a third party. Power Americas intends to assume the third-party option and make two final payments of US$75,000 each to the third party vendor to complete the 100% acquisition of the two claims. The option agreements for these two claims can be found in Schedule “D”. There is currently registered a total of 2.5% net smelter royalties (“NSRs”) on the properties to four different parties. A total of 1.5% of the NSR can be purchased for cash payments to the four parties totaling US$3,850,000. The Perth Property will have a 2.5% NSR on it with a buy back of 1.5% of the NSR for US$1,000,000. The Mateo Property has various underlying NSR’s with buy backs of the NSR’s which will be defined in the Definitive Agreement.

1.

Power Americas may exercise the First Option and earn an undivided 100% interest in the Farellon Property by:

(i)

issuing Ten Million (10,000,000) common shares at a price of $0.145 per share in the capital of Power Americas and paying the Vendor a one-time sum of US$250,000 within 5 business days of receiving the acceptance of the TSX Venture Exchange (the “TSXV”) to the Transaction;

2.

Within a period of six months from the date of exercise of the First Option, Power Americas may exercise the Second Option and earn an undivided 100% interest in the Perth Property by issuing to Red Metal either:

(i)

Ten Million (10,000,000) common shares at a price of $0.145 per share; or

(ii)

Ten Million (10,000,000) Special Warrants at a price of $0.145 per Special Warrant. Each Special Warrant is exercisable without further consideration into one common share in the capital of Power Americas.  Red Metal shall provide its undertaking that it shall not, for a period of six months from the date of TSX Venture Approval acceptance to this Transaction, acquire upon exercise of the Special Warrants, such number of common shares in the capital of Power Americas which could result in Red Metal owning greater than 10% of the issued and outstanding shares of Power Americas.

3.

Within a period of 12 months from the date of exercise of the Second Option, Power Americas may exercise the Third Option and earn an undivided 100% interest in the Mateo Property by issuing to Red Metal either:

(i)

Five Million (5,000,000) common shares at a price of $0.145 per share; or

(ii)

Five Million (5,000,000) Special Warrants at a price of $0.145 per Special Warrant. Each Special Warrant is exercisable without further consideration into one common share in the capital of Power Americas.  Red Metal shall provide its undertaking that it shall not, for a period of 12 months from the date of TSX Venture Approval acceptance to this Transaction, acquire upon exercise of the Special Warrants, such number of common shares in the capital of Power Americas which could result in Red Metal owning greater than 10% of the issued and outstanding shares of Power Americas.

4.

Exclusivity

From the date hereof until the termination of this Letter of Intent in accordance with Section 7 hereof (the “Exclusivity Period”), Red Metal agrees to deal exclusively with Power Americas in connection with the Transaction. During the Exclusivity Period, neither Red Metal nor any of its affiliates, officers, directors, employees, agents, professional advisors or other representatives will, directly or indirectly, without Power Americas’ prior written consent in its sole discretion: (a) solicit, initiate, encourage or facilitate enquiries or submissions of proposals from, or enter into or participate in any discussion or negotiation with, any person or company other than Power Americas relating to the acquisition of the Farellon Property or any material portion of the assets of Red Metal or any of its subsidiaries; (b) furnish any information to any person or company other than Power Americas in furtherance of any of the foregoing; or (c) otherwise cooperate in any manner with, or assist or participate in, or encourage any effort or attempt by any person to do or seek to do any of the foregoing. If any such action or undertaking is currently being performed or undertaken, Red Metal will terminate such action or undertaking promptly upon signing this Letter of Intent.

Red Metal agrees to notify Power Americas forthwith if it, or its affiliates or its or their respective affiliates, officers, directors, employees, agents, professional advisors or other representatives receives, after the date hereof, any indication of interest or other communication regarding any of the foregoing and will furnish in writing to Power Americas all the terms and conditions of any such indication or communication.

5.

Confirmatory Due Diligence

Power Americas shall complete its due diligence on Red Metal and the Properties to its entire satisfaction before the earlier of the end of the Exclusivity Period (“Confirmatory Due Diligence”) and 60 days from the signing of this Letter of Intent. During the Exclusivity Period, Red Metal will assist Power Americas in its due diligence investigations regarding Red Metal for the purpose of satisfying legal, including mineral title to Red Metal’s mineral projects, environmental and financial due diligence, and such other due diligence review as is customary in the scope of similar transactions including by providing to Power Americas on a timely basis all materials and information regarding Red Metal and its business and operations requested by Power Americas from time to time. Red Metal will use its best efforts to promptly obtain any required consents in order to permit Power Americas to review any materials or information of a nature requested by Power Americas in connection with its due diligence that are subject to confidentiality obligations of Red Metal.

6.

Closing Conditions and Other Matters

Our proposal is conditional upon the following conditions:

(a)

Conditions in favor of both Power Americas and Red Metal:

i)

the entering into of a definitive agreement (the “Definitive Agreement”) between Power Americas and Red Metal containing customary terms, conditions, representations and warranties (including without limitation environmental-mining) upon which the Transaction will be completed, including customary deal protection mechanisms;

ii)

the unanimous approval of the Transaction by the Board of Directors of Red Metal and approval by the Board of Directors of Power Americas;

iii)

the receipt of the applicable third party and regulatory renunciation or approvals, including from the TSX Venture Exchange and the Securities and Exchange Commission; and

iv)

the compliance by both Red Metal and Power Americas with any applicable securities laws.

(b)

Conditions in favor of Power Americas:

(i)

the Farellon Property will be free and clear of all liens, charges, encumbrances, claims, mineral rights or interests, except any customary royalties to be fully disclosed in the Definitive Agreement;

(ii)

Power Americas shall complete its continued due diligence on the Farellon Property to its entire satisfaction before the end of the Exclusivity Period.

(c)

Conditions in favor of Red Metal:

i)

if approval of Red Metal shareholders is required for the Transaction under applicable laws, such approval is obtained; and

ii)

the closing by Power Americas of a financing of CAD$1,000,000 before the closing of the Transaction.

Each party may want to implement certain reorganization transactions before closing in order to, among other reasons, make the transaction more tax efficient, provided that such reorganization transactions do not, in any manner, affect the Transaction or the Purchase Price, as the case may be.

7.

Undertaking to Maintain Non-Insider Position (less than 10%)

Both parties agree to maintain Red Metal in a non-insider position of less than a 10% shareholding in Power Americas common stock, in any of the share issuances exercising the First, Second and Third Options during the term of the Definitive Agreement. The parties agree to issue non-voting special warrants converting into common shares, in lieu of common shares in order to maintain a less than 10% position in Power Americas.

8.

Financing

Power Americas’s offer is not subject to a financing condition, except as provided in Section 3(c)(2).

9.

Public Disclosure and Material Transactions

During the Exclusivity Period, Red Metal and Power Americas shall each obtain the prior written consent of the other prior to issuing a press release, filing a material change report with any securities commission or otherwise making any public disclosure regarding the Transaction; provided, however, that nothing in this Letter of Intent will prevent Red Metal or Power Americas from good faith compliance with its disclosure obligations under applicable securities law or applicable regulatory or stock exchange requirements.

10.

Expenses

Each of Red Metal and Power Americas will be responsible for its own costs and expenses incurred in connection with its evaluation and pursuit of the Transaction.

11.

Term and Termination

This Letter of Intent (except Section 2 (Confirmatory Due Diligence), Section 8 (Not a Binding Agreement) and Section 9 (Governing Law) will automatically terminate without further action by Power Americas or Red Metal, and be of no further force and effect upon the earliest to occur of:

(a)

the entering into of the Definitive Agreement;

(b)

the mutual written agreement by Power Americas and Red Metal; and

(c)

the 60th day following the date that this Letter of Intent is replaced with a fully executed Definitive Agreement, or such later date as may be agreed to in writing by Power Americas and Red Metal.

Notwithstanding anything in this Section 7, the terms of this Letter of Intent shall not affect any right either party has with respect to the breach of this Letter of Intent by the other party prior to such termination.

12.

Not a Binding Agreement

With the exception of Section 1 (Exclusivity), Section 2 (Confirmatory Due Diligence), Section 5 (Public Disclosure and Material Transactions), Section 7 (Term and Termination), Section 8 (Not a Binding Agreement), and Section 9 (Governing Law), this Letter of Intent does not, nor is it intended to, constitute a binding agreement, an agreement in principle or a legally binding contract between Power Americas and Red Metal. Unless and until the Definitive Agreement has been executed and delivered, neither Power Americas nor Red Metal will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Letter of Intent, except for the matters specifically identified in this Section 8 as legally binding.

13.

Governing Law

This Letter of Intent will be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

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We look forward to proceeding expeditiously towards a transaction.  Please do not hesitate to contact us at any time should you have any questions regarding our proposal. Please indicate your acknowledgement and agreement by signing below and returning a signed copy to the attention of Jeffrey Cocks as soon as possible, and in any event, by 5:00 p.m. (Vancouver Time) on February 28, 2017.

Yours very truly,

POWER AMERICAS MINERALS CORP.

By:

/s/ Jeffrey Cocks

Name:

Jeffrey Cocks

President and Chief Executive Officer

The undersigned acknowledges and agrees to the foregoing as of the 28th day of February, 2017.

RED METAL RESOURCES LTD.

By:

/s/ Caitlin Jeffs

Name:

Caitlin Jeffs

President and Chief Executive Officer

SCHEDULE A

Farellon Property

307,500 mE
310,000 mE
312,500 mE
315,000 mE
N
6,892,500 mN
6,890,000 mN
6,887,500 mN
Carrizal Alto Historic Mine
Cecil 1-49
Kahuna 1/40
Farellon 1-8
Exeter 1 54/235
Quina 1/56
Teresita
Llanos de Challe
National Park
Azucar 6/25
Stamford 61/101
0
1,000
2,000
meters
Claim Legend
Mensura
Carrizal Alto
Historic Mining Area
Other Party Claims
Llanos De Challe
National Park Boundary
redmetal
RESOURCES
Farellon Property Mineral Concessions
19/02/2016
PSAD56 Zone 19S
Farellon Property,
III Region, Chile

SCHEDULE B

Farellon Property Option Agreements

SCHEDULE C

Perth Property

SCHEDULE D

Mateo Property